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                                                                     EXHIBIT 8


                         [SIDLEY & AUSTIN LETTERHEAD]


                                  July 1, 1999



Household Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070

Dear Sirs:

    Reference is made to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission by Household Finance Corporation (the "Company") on July 1, 1999, (the "Registration Statement") and to the prospectus (the "Prospectus") included in such Registration Statement relating to the issuance of up to $7,500,000,000 of Medium Term Notes (the "Notes") and Warrants to purchase the Notes (the "Warrants").

    We are special tax counsel to the Company in connection with the Prospectus. The statements in the Prospectus under the heading "Certain United States Federal Income Tax Consequences," to the extent they constitute matters of Federal tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. In rendering this opinion, we have relied without independent investigation on the description of the Notes and Warrants set forth in the Prospectus. We hereby consent to the reference to this Firm in the Prospectus under the headings "Certain United States Federal Income Tax Consequences" and "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

    We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.



                                      Very truly yours,


                                      /s/ Sidley & Austin
                                      -------------------------
                                      Sidley & Austin